Exhibit 21.1

LIST OF LIVE VENTURES INCORPORATED SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation
A-O Industries LLC	Georgia
Astro Carpet Mills LLC	Georgia
Constellation Industries LLC	Georgia
LiveDeal, Inc.	Nevada
Marquis Affiliated Holdings LLC	Delaware
Marquis Industries, Inc.	Georgia
Marquis Real Estate Holdings LLC	Delaware
Modern Everyday Inc.	Delaware
Modern Everyday LLC	California
SF Commercial Properties LLC	Georgia
Super Nova LLC	California
Telco Billing Inc.	Nevada
Velocity Local Inc.	Delaware
Velocity Marketing Concepts Inc.	Nevada
Vintage Stock Affiliated Holdings LLC	Nevada
Vintage Stock, Inc.	Missouri